Exhibti 1.1

Execution Version

GLOBAL SHIP LEASE, INC.
Class A Common Shares (par value $0.01 per share)
Having an Aggregate Offering Price of
Up to $100,000,000

Equity Distribution Agreement

August 16, 2024

Evercore Group L.L.C.
55 East 52nd Street, 36th Floor
New York, New York 10055

Ladies and Gentlemen:

Global Ship Lease, Inc., a Republic of the Marshall Islands corporation (the “Company”) confirms its agreement (this “Agreement”) with Evercore Group L.L.C. (the “Manager”) as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Manager, as sales agent, the Company’s Class A common shares, par value $0.01 per share (the “Common Stock”) having an aggregate offering price of up to $100,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. The Company hereby appoints the Manager as agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement. Certain terms used herein are defined in Section 20 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager at the Execution Time and at each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) Form F-3. The Company meets the requirements for use of Form F-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement on Form F-3 (File No. 333-267468), including a related Base Prospectus, for registration under the Act of the offering and sale of shares of Common Stock and other securities of the Company. The Company has prepared a Prospectus Supplement to the Base Prospectus included as part of such Registration Statement specifically relating to the Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, became effective under the Act upon filing, and no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional or supplemental information has been complied with. The Registration Statement, at the Execution Time and at each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, met or will meet the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the initial Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in, or omissions from, the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon, and in conformity with, information furnished to the Company by the Manager expressly for use therein, it being understood and agreed that the only such information furnished by the Manager to the Company consists solely of the information described in Section 7(b) below.

Execution Version
(b) Successor Registration Statement. To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement, the Company shall not deliver any Placement Notice until the Company shall have filed, and caused the effectiveness of, a new registration statement with respect to any additional shares of Common Stock necessary to complete such sales of the Shares. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 6 of Form F-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(c) No Material Misstatements or Omissions in the Registration Statement. On each Effective Date, at the Execution Time, at each deemed effective date with respect to the Manager pursuant to Rule 430B(f)(2) under the Act, at each Applicable Time, at each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Act and the rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) relating to the Shares under this Agreement, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Act and the rules thereunder and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by the Manager specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by the Manager to the Company consists solely of the information described in Section 7(b) below.

(d) Disclosure Package. At the Execution Time, at each Applicable Time and at each Settlement Date, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Manager specifically for use therein, it being understood and agreed that the only such information furnished by the Manager to the Company consists solely of the information described in Section 7(b) below.

(e) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus (i) at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and (ii) when read together with the other information in the Prospectus and the Disclosure Package at any Applicable Time and when read together with the other information in the Prospectus at the date of the Prospectus and at any Settlement Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Notice of Other Sales. At the time of filing of the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Act.

Execution Version
(g) [Reserved.]

(h) [Reserved.]

(i) Sales Agency Agreements. The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of any at the market offering (within the meaning of Rule 415(a)(4) under the Act) of the Shares.

(j) Offering Materials. The Company has not prepared, used, referred to or distributed prior to the execution of this Agreement, and will not prepare, use, refer to or distribute, prior to the termination of this Agreement, any offering materials in connection with the offering and sale of the Shares to be offered and sold from time to time pursuant to this Agreement, other than the Prospectus and any Issuer Free Writing Prospectus reviewed and consented to by the Manager.

(k) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus,  there has been no material adverse change, or any development that would reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, earnings, results of operations, business, prospects, properties, management, operations or stockholders’ equity of the Company and its significant subsidiaries within the meaning of Regulation S-X (each, a “Subsidiary” and, collectively, “Subsidiaries”), taken as a whole, or that would materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the performance of the Company of its obligations under this Agreement, in each case whether or not arising in the ordinary course of business (in any such case, a “Material Adverse Effect”).

(l) Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple (in the case of all real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property (including, without limitation, all rights, title and interest in insurances, freights and hire, and charters) and assets that are material to the respective businesses of the Company and its Subsidiaries, in each case, free and clear of all liens,  encumbrances or claims of any kind except such as (i) are described in the Registration Statement, the Disclosure Package and the Prospectus; (ii) do not, singly or in the aggregate, materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; or (iii) could not reasonably be expected to have a Material Adverse Effect.

               (m) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the Republic of the Marshall Islands and has corporate power and authority to own, lease and operate its assets that are material to the Company and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

(n) Good Standing of the Company’s Subsidiaries. Each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. Attached as Schedule I is a true and complete list of each entity in which the Company has a direct or indirect majority equity or voting interest that is (i) consolidated with the Company for financial reporting purposes under U.S. generally accepted accounting principles and (ii) a Subsidiary. All of the issued and outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with federal and state securities laws and were not issued in violation of any preemptive, right of first refusal, or similar right and, except as set forth in the Prospectus, or otherwise specified in Schedule I, are owned, directly or indirectly, by the Company free and clear of all liens. There are no outstanding options, warrants or other rights to acquire or purchase, or instruments convertible into or exchangeable for, any equity interests of the Company or any Subsidiary, except as set forth in the Prospectus or held by the Company or any of its Subsidiaries.

Execution Version
(o) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Disclosure Package and the Prospectus and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, were not issued in violation of any preemptive, right of first refusal, or similar right, are fully paid and nonassessable and conform in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

(p) Due Authorization of the Shares. The Shares have been duly authorized and, when the Shares are issued and delivered against payment therefor as provided herein, such Shares will be validly issued and fully paid and nonassessable; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Company. The Common Stock conforms in all material respects to the description thereof contained in the Registration Statement, Disclosure Package and the Prospectus.

(q) No Preemptive or Registration Rights. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase or any restriction upon the voting or transfer of, any equity securities of the Company or any of its Subsidiaries or (ii) outstanding restricted stock units, options or warrants to purchase any securities of the Company or any of its Subsidiaries. There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the Act pursuant to this Agreement, other than those rights that have been disclosed in the Registration Statement, the Disclosure Package and the Prospectus and have been waived or satisfied.

(r) No Conflict or Violation. None of (1) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated herein and (2) the issuance and sale of the Shares by the Company (with or without notice or lapse of time or both) (i) conflicts or will conflict with or constitutes or will constitute a breach of the charter, bylaws or other organizational documents of the Company, (ii) conflicts or will conflict with or constitutes or will constitute a breach of or a default under, any material agreement, indenture, lease or other instrument to which the Company or any Subsidiary is a party or by which it or any of its properties may be bound, except for such conflicts that would not reasonably be expected to result in a Material Adverse Effect or (iii) violates or will violate any material statute, law, regulation or filing or judgment, injunction, order or decree applicable to the Company or any Subsidiary or any of their properties or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to the terms of any agreement or instrument to which it is a party or by which it may be bound or to which any of the property or assets of the Company or any Subsidiary is subject, except for such violations that would not reasonably be expected to result in a Material Adverse Effect.

(s) Absence of Further Requirements. No authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the Act, the rules of the Exchange, state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(t) Due Authorization. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company.

(u) No Additional Conflicts. Neither the Company nor any Subsidiary is (i) in violation of its charter, bylaws or other organizational document, or (ii) in violation of any material law, ordinance, administrative or governmental rule or regulation applicable to any of their or of any decree of the Commission, any state securities commission, any national securities exchange, any arbitrator, any court or any other governmental, regulatory, self-regulatory or administrative agency or any official having jurisdiction over the Company or its Subsidiaries, except for such violations, breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect.

Execution Version
(v) Governmental Licenses. The Company and each Subsidiary possess such permits, licenses, certificates, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by, and have made all declarations and filings with, the appropriate Governmental Entities necessary for the ownership or lease of its properties and the conduct of its businesses, except where the failure to possess such authorizations or make such declarations and filings would not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be valid and in full force and effect would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental License or has any reason to believe any Governmental Licenses will not be renewed in the ordinary course, except where such revocation, modification or non-renewal would not reasonably be expected to have a Material Adverse Effect.

(w) Vessel Classification. Each of the vessels owned by the Company or any of the Subsidiaries (each, an Owned Vessel”) is classed by any of Bureau Veritas, Lloyd’s Register, DNV-GL & RINA, American Bureau of Shipping or other classification society of recognized international standing and each such vessel is in class with valid class and trading certifications.

(x) Vessel Ownership. Each of the Owned Vessels has been duly registered as a vessel under the laws and regulations and flag of the applicable jurisdiction in the sole ownership of the Company or such Subsidiary (the “Vessel Owner”) and each such Vessel Owner has good and marketable title to the Owned Vessel, free and clear of all mortgages, pledges, liens, security interests and claims, except as set forth in the Registration Statement and the Prospectus; and each such Owned Vessel is, as of the date hereof, in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction except for failures to be in good standing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, the Company and each of the Subsidiaries (i) are in compliance with any and all foreign (including common law), federal, state and local laws and regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to the protection of human health and safety, the environment, natural resources or Hazardous Materials (as defined below) applicable to the Company, the Subsidiaries or any Owned Vessel, including, without limitation, the International Maritime Organization’s International Convention for the Prevention of Pollution from Ships, the International Maritime Dangerous Goods Code, the International Management Code for the Safe Operation of Ships and Pollution Prevention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, the International Convention on the Control of Harmful Anti-fouling Systems on Ships and the Maritime Labor Convention (“Environmental Laws”); (ii) have received all applicable permits, licenses, certificates or other approvals or authorizations required of them under applicable Environmental Laws to conduct their respective businesses, are in compliance with all terms and conditions of any such permit, license, certificate, approval or authorization, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses, licenses or other approvals or authorizations or failure to comply with the terms and conditions of such permits, licenses, certificates, approvals or authorizations would not, singly or in the aggregate, have a Material Adverse Effect; (iii) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any storage, generation, transportation, use, handling, treatment, disposal or Release (as defined below) of Hazardous Materials by, relating to or caused by the Company or any Subsidiary  that would result in a Material Adverse Effect, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

Execution Version
(z) No Environmental Law Liabilities. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, (i) there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean‑up, closure of properties or compliance with Environmental Laws or any permit, license, certificate, approval or authorization, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect, and (ii) (x) there is no proceeding that is pending, or that is known to be contemplated, against the Company or any of the Subsidiaries under any Environmental Laws in which a governmental entity is also a party, which is, singly or in the aggregate, reasonably expected to have a Material Adverse Effect, (y) none of the Company nor any of the Subsidiaries are aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company or any of the Subsidiaries, and (z) none of the Company nor any of the Subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(aa) Payment of Taxes. The Company and each Subsidiary have filed all federal, state, local and foreign taxes and tax returns which have been required to be filed, except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes required to be paid by them, whether or not shown as due on such returns, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or with respect to which the failure to pay such taxes would not result in a Material Adverse Effect; and except as otherwise disclosed in the Registration Statement and the Prospectus, there is no tax deficiency that has been asserted against the Company, any Subsidiary or any of their respective properties or assets, and there is no tax audit of Company of any Subsidiary that is pending or threatened in writing and is reasonably expected to have a Material Adverse Effect.

             (bb) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(cc) Data Protection. (i) The Company and the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and the Subsidiaries as currently conducted, to the Company’s knowledge, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Company and the Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, nor any duty to notify any other person relating to same, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification (collectively, “Data Security Obligations”), except as would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) the Company has not received any notification of or complaint regarding and is unaware of any other facts that, individually or in the aggregate, would reasonably indicate any material non-compliance with any Data Security Obligation.

Execution Version
(dd) [Reserved.]

(ee) Statistical and Market-Related Data. The statistical, industry-related and market-related data included in each of the Registration Statement, the Disclosure Package and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.

(ff) ERISA. The Company and its subsidiaries do not maintain any “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA.

(gg) Restrictions on Dividends. Except as provided in the credit, loan and financing lease agreements described in the Registration Statement, the Disclosure Package and the Prospectus, and/or limited by the Business Corporations Act of the Republic of the Marshall Islands, no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Company or any other Subsidiary, or from making any other distribution with respect to such Subsidiary’s capital stock or other equity interests, or from repaying to the Company or any other Subsidiary any amounts that may from time to time become due under any loans or advances to such Subsidiary from the Company or any other Subsidiary of the Company or from transferring any of such Subsidiary’s property or assets to the Company or to any other Subsidiary of the Company.

(hh) Exchange Listing. The Company’s Common Stock has been registered pursuant to Section 12(b) of the Exchange Act and the Shares have been approved for listing, subject to official notice of issuance, on the Exchange.

(ii) [Reserved.]

(jj) Absence of Labor Dispute. No labor disturbance by or dispute with employees of the Company or any of the Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or the Subsidiaries’ principal suppliers, contractors or customers, except in each case as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(kk) No Finder’s Fee. None of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or the Manager for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(ll) Absence of Proceedings. Other than as set forth in the Registration Statement, the Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, which might materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder or that are required to be described in the Registration Statement, the Disclosure Package or the Prospectus and are not so described; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(mm) Transfer Taxes. On each Settlement Date, all material stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with by the Company in all material respects.

Execution Version
(nn) Investment Company Act. Neither the Company is not, after giving effect to the issuance and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Disclosure Package and the Prospectus under the caption “Use of Proceeds,” will be required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(oo) Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in each of the Registration Statement, the Disclosure Package and the Prospectus, together with the related schedules and notes thereto, comply as to form in all material respects with the applicable accounting requirements of the Act and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements, and except as may be expressly stated in the related notes thereto. The other historical financial information included in each of the Registration Statement, the Disclosure Package and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The non-U.S. GAAP financial information included in each of the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to non-U.S. GAAP financial information and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(pp) Independent Accountants. PricewaterhouseCoopers S.A. (the “Accountants”), who has certified certain financial statements of the Company and its Subsidiaries, is, to the Company’s knowledge, an independent registered public accounting firm with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(qq) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications, in each case to the extent applicable to the Company.

(rr) Accounting Controls. The Company and the Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that are designed to comply with the applicable requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company and the Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (vi) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission's rules and guidelines applicable thereto. Since the end of the Company’s most recent audited fiscal year, the Company is not aware of any (i) material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) change in the Company’s internal control over financial reporting that has materially affected, in each case, that is reasonably likely to materially affect the Company’s internal control over financial reporting.

Execution Version
(ss) Disclosure Controls. Except as disclosed in the Registration Statement and the Prospectus, the Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act). Such disclosure controls and procedures are designed to comply with the applicable requirements of the Exchange Act and to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out an evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(tt) Anti-Corruption and Anti-Bribery Laws. None of the Company, any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment, or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit, to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, from corporate funds; (iii) violated or is in violation of any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption, anti-bribery or related law, statute or regulation (collectively, “Anti-Corruption Laws”); or (v) made, offered, agreed, requested or taken an act in furtherance of any bribe, unlawful benefit, rebate, payoff, influence payment, kickback or other unlawful payment. The Company and its Subsidiaries and, to the knowledge of the Company, the Company’s affiliates, have conducted their respective businesses in compliance with Anti-Corruption Laws and the Company has instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with such laws and with the representations and warranties contained herein; neither the Company nor any of its Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of applicable Anti-Corruption Laws.

(uu) Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(vv) OFAC. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge any of their respective directors, officers, employees, agents, affiliates or any other person associated with or acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria (a “Sanctioned Jurisdiction”), and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions, except as otherwise permitted by applicable law, or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as sales agent, advisor, investor or otherwise) of Sanctions; neither the Company nor any of its Subsidiaries is knowingly engaged in, or has, at any time in the past ten years, knowingly engaged in, any dealings or transactions with or involving any individual or entity that was or is, as applicable, at the time of such dealing or transaction, the subject or target of Sanctions or with any Sanctioned Jurisdiction; the Company and its Subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve continued compliance with Sanctions or applicable export control laws and regulations.

Execution Version
(ww) Insurance. (i) The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Company or any of the Subsidiaries or their respective assets (including vessels) are in full force and effect; (iii) the Company and the Subsidiaries are in compliance in all material respects with the terms of such policies and instruments; (iv) there are no claims by the Company or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause that are reasonably expected to, individually or in the aggregate, have a Material Adverse Effect and neither the Company nor any of the Subsidiaries have been refused any insurance coverage sought or applied for; and (v) neither the Company nor any of the Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(xx) Stabilization. Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their respective directors, officers, representatives or affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares in violation of Regulation M of the Exchange Act.

(yy) FINRA Affiliation. Neither the Company nor any of the Subsidiaries or any of their respective affiliates, (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with any member firm of FINRA, except as described in the Registration Statement, the Disclosure Package and the Prospectus.

(zz) No Shareholder Approval. No approval of shareholders of the Company under the rules and regulations of the Exchange is required for the Company to issue and deliver the Shares.

(aaa) Exchange Act Compliance. The Company is subject to, and in compliance in all material respects with, the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As of the filing date of the Registration Statement and as of any update of the Registration Statement pursuant to Section 10(a)(3) of the Securities Act (including the filing of any Annual Report on Form 20-F), the Company was eligible to file a “shelf” Registration Statement on Form F-3 with the Commission.

(bbb) Foreign Private Issuer. The Company is a “foreign private issuer” as defined in Rule 405 of the Act.

Any certificate signed by any officer of the Company or any of its Subsidiaries and delivered to the Manager or to counsel for the Manager in connection with this Agreement shall be deemed a representation and warranty by the Company or such Subsidiary of the Company, as applicable, to the Manager as to the matters set forth therein.

The Company acknowledges that the Manager and, for purposes of the opinions to be delivered pursuant to Section 4 hereof, counsel for the Company and counsel for the Manager, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

3. Sale and Delivery of Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Manager agree that the Company may from time to time seek to sell Shares through the Manager, acting as sales agent, on the following terms.

Execution Version
(a) The Company may submit to the Manager its orders (including any price, time or size limits or other customary parameters or conditions) to sell Shares on any Trading Day (as defined herein) in a form and manner as mutually agreed to by the Company and the Manager (each such order, a “Placement Notice”) to be delivered substantially in the form of Schedule II hereto. As used herein, “Trading Day” shall mean any trading day on the Exchange.

(b) Subject to the terms and conditions hereof, the Manager shall use its reasonable efforts to execute any Company order submitted to it hereunder to sell Shares and with respect to which the Manager has agreed to act as sales agent. The Company acknowledges and agrees that (i) there can be no assurance that the Manager will be successful in selling the Shares and (ii) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement. The Manager shall not be under any obligation to purchase Shares on a principal basis, except as otherwise specifically agreed by the Manager and the Company. The Manager may make sales pursuant to each order by any method permitted by law, including without limitation (A) by means of ordinary brokers’ transactions (whether or not solicited), (B) to or through a market maker, (C) directly on or through any national securities exchange or facility thereof, a trading facility of a national securities association, an alternative trading system, or any other market venue, (D) in the over-the-counter market, (E) in privately negotiated transactions, or (F) through a combination of any such methods.

(c) The Company shall not authorize the issuance and sale of, and the Manager shall not sell as sales agent, any Share at a price lower than the minimum price therefor designated from time to time by the Company and notified to the Manager in writing. In addition, the Company or the Manager, in such party’s sole discretion, may upon notice to the other party hereto by telephone (confirmed promptly by email or facsimile) or in writing (including by email correspondence, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply), suspend an offering of the Shares with respect to which the Manager is acting as sales agent; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(d) The compensation to the Manager for sales of the Shares with respect to which the Manager acts as sales agent hereunder shall be up to 2.5% of the gross offering proceeds of the Shares sold pursuant to this Agreement. Any compensation due and payable to the Manager hereunder with respect to any sale of Shares shall be paid by the Company to the Manager concurrently with the settlement for sales of the Shares by deduction from the proceeds from sales of the Shares payable to the Company. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(e) Settlement for sales of the Shares pursuant to this Agreement will occur on the first Trading Day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Manager for settlement on such date shall be issued and delivered by the Company to the Manager against payment of the Net Proceeds from the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares, in definitive form, by the Company or its transfer agent to the Manager’s or its designee’s account (provided the Manager shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, in return for payments in same day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (i) hold the Manager harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay the Manager any compensation to which it would otherwise be entitled absent such default. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, the Manager may, with the Company’s consent, borrow shares of Common Stock from stock lenders in the event that the Company has not delivered Shares to settle sales as required by this Section 3(e), and may use the Shares to settle or close out such borrowings.

Execution Version
(f) If acting as sales agent hereunder, the Manager shall provide written confirmation (which may be by facsimile or email) to the Company immediately following the close of trading on the Exchange on each day in which the Shares are sold under this Agreement setting forth (i) the number of the Shares sold on such day and the gross offering proceeds received from such sale and (ii) the compensation payable by the Company to the Manager with respect to such sales.

(g) At each Applicable Time, Settlement Date, Representation Date (as defined in Section 4(k)), Filing Date (as defined in Section 4(t)) and at the time of delivery of each Placement Notice, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein (and the completion of any reasonable diligence to verify such accuracy by the Manager), to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(h) Subject to such further limitations on offers and sales of Shares or delivery of instructions to offer and sell Shares as are set forth herein and as may be mutually agreed upon by the Company and the Manager, the Company shall not request the sale of any Shares that would be sold, and the Manager shall not be obligated to sell  during any period in which the Company is, or could be deemed to be, in possession of material non-public information.

(i) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement exceed any of (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the board of directors of the Company, or a duly authorized committee thereof.

4. Agreements. The Company agrees with the Manager that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act in connection with the offering or sale of the Shares, the Company will not file any amendment of the Registration Statement or supplement in connection with the offering and sale of the Shares (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Base Prospectus, the Disclosure Package or the Prospectus, whether pursuant to the Act, the Exchange Act or otherwise, unless (i) the Company has furnished to the Manager a copy of such amendment or supplement (including, for the avoidance of doubt, reports or other information to be filed by the Company under the Exchange Act and relating to the Shares that would be incorporated by reference into the Registration Statement and the Prospectus) for its review a reasonable period of time prior to filing; and (ii) the Company will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company will cause any supplement to the Prospectus to be prepared, in a form approved by the Manager in their reasonable judgment, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will notify the Manager of such timely filing. The Company, subject to this Section 4(a) and Section 4(c) of this Agreement, will comply with the requirements of Rule 430B. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act in connection with the offering or sale of the Shares, or during any period on or after the delivery of a Placement Notice but prior to the final Settlement Date with respect to Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Shares covered by a Placement Notice, the later of the date of such suspension or termination or the final Settlement Date with respect to any Shares sold thereto) (such period, the “Placement Notice Period”) the Company will promptly advise the Manager (A) when any amendment to the Registration Statement or filing of a Prospectus and any supplement thereto or any new registration statement relating to the Shares shall have been filed or become effective (other than a prospectus supplement relating solely to the offering of securities other than the Shares); (B) of the receipt of any comments from the Commission relating to the Registration Statement or the Prospectus; (C) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information related to the Registration Statement or the Prospectus; (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the issuance of any order preventing or suspending the use of the Prospectus or any amendment or supplement thereto, or the institution or threatening of any proceeding for any of such purposes or pursuant to Section 8A of the Act; or (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will promptly use commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable, as applicable.

Execution Version
(b) If, at any time during any Placement Notice Period, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act, if any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event; (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance; (iii) use commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable, if applicable, in order to avoid any disruption in use of the Prospectus; and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

(d) As soon as practicable, the Company will make generally available (which may be by filing with the Commission pursuant to EDGAR) to its securityholders and to the Manager an earnings statement or statements of the Company and its Subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(e) The Company will deliver to the Manager and counsel for the Manager, without charge, for so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule), as the Manager or counsel for the Manager may reasonably request, copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein). The Registration Statement and each amendment thereto furnished to the Manager will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f) The Company will deliver to the Manager and counsel for the Manager, without charge, for so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule), as many copies of the Prospectus and each Issuer Free Writing Prospectus, if any, and any supplement thereto as the Manager may reasonably request. The Prospectus and any Issuer Free Writing Prospectus and any amendments or supplements thereto furnished to the Manager will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

Execution Version
(g) The Company will use commercially reasonable efforts to arrange, if necessary, for the qualification of the Shares for sale (or exemption from such qualification) under the laws of such jurisdictions as the Manager may reasonably designate and will maintain such qualifications or exemptions in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject or where it would be subject to taxation as a foreign business.

(h) The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and the Manager agrees with the Company that unless it shall have obtained the prior written consent of the Manager, it will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433. Any such free writing prospectus consented to by the Manager and the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(i) The Company will not (i) take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would materially alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (if reasonably requested by the Manager and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than by (A) an Interim Prospectus Supplement filed pursuant to Rule 424(b) pursuant to Section 4(t) of this Agreement, (B) a prospectus supplement relating solely to the offering or resale of securities other than the Shares or (C) the filing with the Commission of any report under the Exchange Act except such reports referred to in Section 4(t)(ii)), (ii) there is filed with the Commission any Annual Report on Form 20-F (including any Form 20-F/A containing amended audited financial information or a material amendment to the previously filed Form 20-F, a “Form 20-F”), any report on Form 6-K containing quarterly or semi-annual financial statements of the Company under the Exchange Act that is incorporated by reference into the Prospectus, (any such Form 6-K or any amendment thereto, a “Financial Statement Form 6-K”) or any other document that contains financial statements or financial information that is incorporated by reference into the Prospectus or any amendment thereto, or (iii) promptly after each reasonable request by the Manager during a fiscal quarter in which the Company either intends to deliver a Placement Notice or during any Placement Notice Period (the date of each such recommencement and the date of each such event referred to in (i), (ii) and (iii) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered on such Representation Date, as the case may be, in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6(e) of this Agreement which were last furnished to the Manager are true and correct at the time of such Representation Date, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(e), modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(l) At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion and negative assurance letter of Watson Farley & Williams LLP, counsel to the Company (“Company Counsel”), or other counsel reasonably satisfactory to the Manager, dated and delivered on such Representation Date, in form and substance reasonably satisfactory to the Manager, of the same tenor as the opinion referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion.

Execution Version
(m) At each Representation Date, Morgan, Lewis & Bockius LLP, counsel to the Manager, shall deliver a written opinion and negative assurance letter, dated and delivered on such Representation Date, in form and substance satisfactory to the Manager, of the same tenor as the opinions and negative assurance referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(n) [Reserved.]

(o) At each Representation Date, the Company shall cause the Accountants or other independent accountants satisfactory to the Manager forthwith, to furnish the Manager a letter, dated and delivered on such Representation Date, in form and substance reasonably satisfactory to the Manager of the same tenor as the letter referred to in Section 6(f) of this Agreement but modified to relate to the Registration Statement, the Disclosure Package and the Prospectus, as amended and supplemented to the date of such letter.

(p) Prior to the Execution Time and prior to any Representation Date, counsel for the Manager shall have been furnished with such documents and certificates as they may reasonably require for the purpose of enabling them to render the opinions or make the statements requested by the Manager, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as contemplated herein shall be satisfactory in form and substance to the Manager and counsel for the Manager.

(q) At each Representation Date and at such other times as may be reasonably requested by the Manager upon the provision of reasonable notice, the Company shall be required to conduct one or more due diligence sessions, in form and substance reasonably satisfactory to the Manager, which shall include representatives of the management of the Company and the independent accountants of the Company. Such sessions may be held on a periodic basis, determined solely in the Manager’s discretion, if reasonably requested by the Manager. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its respective agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate officers and agents of the Company during regular business hours.

(r) For the avoidance of doubt, no sales of Shares pursuant to the Agreement shall occur without the receipt by the Manager of each opinion, letter, certificate and other document specified in Section 4(l) through (p) above, unless otherwise waived by the Manager. The requirement to provide any such opinion, letter, certificate and other document shall be automatically waived for any Representation Date occurring at a time at which no Placement Notice is in effect and the Company does not expect to deliver a Placement Notice during the applicable fiscal quarter, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such fiscal quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Company files its Annual Report on Form 20-F.

(s) Nothing in this Agreement shall restrict the Manager from trading, and the Company acknowledges that the Manager may trade in the Common Stock for the Manager’s own account and for the account of its clients before, at the same time as, or after sales of the Shares occur pursuant to this Agreement; provided that any such trades must comply with applicable securities laws.

(t) The Company will, as required by the Securities Act, either (i) disclose in its Annual Report on Form 20-F and any Financial Statement Form 6-K, as applicable, with regard to the relevant quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement and the Net Proceeds to the Company with respect to such sales of the Shares pursuant to this Agreement, or (ii) on or prior to the earlier of (A) the date on which the Company shall file a Financial Statement Form 6-K or an Annual Report on Form  20-F in respect of any fiscal quarter in which sales of Shares were made by the Manager pursuant to this Agreement and (B) the date on which the Company shall be obligated to file such document referred to in clause (A) in respect of such quarter (each such date, and any date on which an amendment to any such document is filed, a “Filing Date”), the Company will file an Interim Prospectus Supplement with the Commission under the applicable paragraph of Rule 424(b), which prospectus supplement will set forth, with regard to such quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement and the Net Proceeds to the Company with respect to such sales of the Shares pursuant to this Agreement and deliver such number of copies of each such Interim Prospectus Supplement to the Exchange as required by such exchange.

Execution Version
(u) The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the Exchange.

(v) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act, the Company shall file, on a timely basis, with the Commission and the Exchange all reports and documents required to be filed under the Exchange Act and the regulations thereunder.

(w) The Company shall cooperate with the Manager and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company (“DTC”).

(x) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Disclosure Package and the Prospectus as described under the caption “Use of Proceeds.”

(y) Without the prior written consent of the Manager, with such consent not to be unreasonably withheld, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock (other than the Shares offered pursuant to this Agreement) or securities convertible into or exchangeable or exercisable for shares of Common Stock, warrants or any rights to purchase or acquire shares of Common Stock during the period beginning on the second Trading Day immediately prior to the date on which any Placement Notice is delivered to the Manager hereunder and ending on the first Trading Day immediately following the final Settlement Date with respect to Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Shares covered by a Placement Notice, the later of the date of such suspension or termination or the final Settlement Date with respect to any Shares sold thereto); and will not directly or indirectly in any other “at the market offering” offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock (other than the Shares offered pursuant to this Agreement) or securities convertible into or exchangeable or exercisable for shares of Common Stock, warrants or any rights to purchase or acquire, shares of Common Stock prior to the later of the termination of this Agreement and the first Trading Day immediately following the final Settlement Date with respect to Shares sold pursuant to such Placement Notice; provided, however, that such restrictions will not be required in connection with the Company’s issuance or sale of (i) shares of Common Stock, options to purchase shares of Common Stock, other securities under the Company’s equity incentive plans, or shares of Common Stock issuable upon the exercise of options or vesting of other securities, pursuant to any employee or director share option or benefits plan, share ownership plan, 10b5-1 plan or dividend reinvestment plan (but not shares of Common Stock subject to a waiver to exceed plan limits in its dividend reinvestment plan) of the Company whether now in effect or hereafter implemented, (ii) shares of Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights in effect or outstanding, and disclosed in filings by the Company available on EDGAR or otherwise in writing to the Manager and (iii) shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock as consideration for mergers, acquisitions, other business combinations or strategic alliances occurring after the date of this Agreement which are not issued for capital raising purposes.

Execution Version
5. Payment of Expenses. The Company agrees to pay all reasonable costs, fees and expenses incurred in connection with the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares, (iii) all fees and expenses of Company Counsel, independent public or certified public accountants and other advisors to the Company, and the reasonable and documented fees and expenses of the Manager’s counsel (which shall be one outside counsel for the Manager unless otherwise agreed by the Company and in an amount not to exceed (A) $50,000 payable upon the execution of this Agreement and (B) $15,000 in connection with each Representation Date on which the Company is required to provide a certificate under Section 4(k) hereof, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), each Issuer Free Writing Prospectus, if any, and the Prospectus, and all amendments and supplements thereto, and this Agreement, (v) all filing fees, attorneys’ fees and expenses incurred by the Company or the Manager in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws, and, if reasonably requested by the Manager, preparing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Manager of such qualifications, registrations and exemptions, (vi) the filing fees incident to the review and approval by FINRA of the terms of the sale of the Shares, (vii) the fees and expenses associated with listing of the Shares on the Exchange, (viii) all fees and expenses of the registrar and transfer agent of the Common Stock, (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Shares by DTC for “book-entry” transfer, (x) all other fees, costs and expenses referred to in the Registration Statement and (xi) all other fees, costs and expenses incurred in connection with the Company’s performance of its obligations hereunder for which provision is not otherwise made in this Section 5. Except as provided in this Section 5 and in Section 7 hereof, the Manager shall pay its own expenses.

6. Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time and Settlement Date, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Interim Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required by Section 4(t) of this Agreement; any material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose or pursuant to Section 8A of the Act shall have been instituted or, to the knowledge of the Company, be threatened by the Commission.

(b) The Company shall have requested and caused Company Counsel to furnish to the Manager, on every date specified in Section 4(l) of this Agreement subject to Section 4(r), a written opinion and disclosure letter in form and substance reasonably satisfactory to the Manager.

(c) The Manager shall have received from Morgan, Lewis & Bockius LLP, counsel for the Manager, on every date specified in Section 4(m) of this Agreement subject to Section 4(r), such opinion or opinions and disclosure letter or letters, dated as of such date and addressed to the Manager, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Manager may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) [Reserved.]

(e) The Company shall have furnished or caused to be furnished to the Manager, on every date specified in Section 4(k) of this Agreement subject to Section 4(r), a certificate of the Company, signed by an executive officer of the Company, dated as of such date, to the effect that the signor of such certificate has carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose or pursuant to Section 8A of the Act have been instituted or, to the Company’s knowledge, are threatened by the Commission;

Execution Version
(ii) since the date of the most recent financial statements incorporated by reference in the Prospectus and the Disclosure Package, there has been no event or condition of a type described in Section 2(k) hereof (a “Material Adverse Change”), except as set forth in or contemplated in the Disclosure Package and the Prospectus;

(iii) the representations, warranties and covenants set forth in Section 2 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such date; and

(iv) except as waived by the Agent in writing, the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such date.

(f) The Company shall have requested and caused the Accountants to have furnished to the Manager, on every date specified in Section 4(o) hereof, letters (which may refer to letters previously delivered to the Manager), dated as of such date, in form and substance reasonably satisfactory to the Manager, which letters shall cover, without limitation, the various financial statements and disclosures incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings as contemplated in AS 6101, as well as confirming that they have performed a review of any unaudited interim financial information of the Company included in the Registration Statement, the Disclosure Package and the Prospectus in accordance with AS 4105.

References to the Prospectus in this paragraph (f) include any supplement thereto at the date of such comfort letter.

(g) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein or in subsequent reports filed with the Commission and incorporated by reference therein, there shall not have been any Material Adverse Change, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) the effect of which is, in the reasonable judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by this Agreement and the Prospectus.

(h) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(i) The Shares shall have been listed and admitted and authorized for trading on the Exchange, and satisfactory evidence of such actions shall have been provided to the Manager.

(j) The Company shall have furnished or caused to be furnished to the Manager, if requested by the Manager, in connection with each Representation Date on which the Company is required to provide a certificate under section Section 4(k) of this Agreement, a certificate of the Company, signed by the chief financial officer or similar officer of the Company, dated as of such date, in form and substance satisfactory to the Manager and the Company, providing “management comfort” with respect to certain financial information included in the Registration Statement and the Prospectus, as applicable, to the extent such financial information is not covered by an accountants’ “comfort letter” delivered as of such date pursuant to Section 6(f) of this Agreement.
(k) In connection with each Representation Date, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request and which are usually and customarily furnished by an issuer of securities in connection with a securities offering of the type contemplated hereby.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date, by the Manager, subject to Section 8 hereof. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

Execution Version
The documents required to be delivered by this Section 6 shall be delivered to Morgan, Lewis & Bockius LLP, counsel for the Manager, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Manager, its affiliates, as such term is defined in Rule 501(b) under the Act (each, an “Affiliate”), the directors, officers, employees and agents of the Manager, any broker dealer affiliate of the Manager through which Shares are sold, and each person who controls the Manager within the meaning of either the Act or the Exchange Act and against any and all loss, claim, damage, liability or expense whatsoever, as incurred, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company or otherwise permitted by paragraph (d) below), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, the Base Prospectus, the Prospectus Supplement or any Interim Prospectus Supplement (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and agrees to reimburse each such indemnified party, for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the indemnified party) as such expenses are reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Manager expressly for use in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto). This indemnity agreement will be in addition to any liabilities that the Company may otherwise have.

(b) The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act, against any and all loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, officer or controlling person may become subject, under the Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Manager or otherwise permitted by paragraph (d) below), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, the Base Prospectus, the Prospectus Supplement or any Interim Prospectus Supplement (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Base Prospectus, any Issuer Free Writing Prospectus, any Prospectus Supplement or any Interim Prospectus Supplement (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Manager expressly for use therein; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company acknowledges that with respect to the Manager, (i) the name of the Manager and (ii) the last two sentences of the second paragraph, the first sentence of the fifth paragraph and the ninth paragraph under “Plan of Distribution” constitute the only information furnished in writing by or on behalf of the Manager for inclusion in the Registration Statement, the Base Prospectus, any Prospectus Supplement or any Interim Prospectus Supplement (or any amendment or supplement thereto).

Execution Version
(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in paragraph (a) or (b) above or to the extent it is not prejudiced (through the forfeiture of substantive rights or defenses) as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Manager in the case of Section 7(b) and Section 7(e)), representing the indemnified parties who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party or (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

(d) The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 7(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (A) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Execution Version
(e) If the indemnification provided for in this Section 7 is for any reason held to be unavailable to or is otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Manager, on the other hand, from the offering of the Shares pursuant to this Agreement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Manager, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (net of compensation paid to the Manager but before deducting expenses) received by the Company, and benefits received by the Manager shall be deemed to be equal to the total compensation received by the Manager under Section 3(c) of this Agreement, in each case as determined by this Agreement. The relative fault of the Company, on the one hand, and the Manager, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, on the one hand, or the Manager, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 7(e); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7(c) for purposes of indemnification.

The Company and the Manager agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(e).

Notwithstanding the provisions of this Section 7(e), the Manager shall be required to contribute any amount in excess of the discounts and compensation received by the Manager pursuant to this Agreement in connection with the Shares sold by it pursuant to this Agreement (less the aggregate amount of any damages or other amounts the Manager has otherwise been required to pay in respect thereof (pursuant to Section 7(b) or otherwise)). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7(e), each Affiliate, director, officer, employee and agent of the Manager, and each person, if any, who controls the Manager within the meaning of the Act and the Exchange Act shall have the same rights to contribution as the Manager, and each director of the Company or each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Act and the Exchange Act shall have the same rights to contribution as the Company.

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale of Shares, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (ii) the provisions of Sections 5, 7, 9, 10, 12, 14, 15 and 16 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5,7, 9, 10, 12, 14, 15 and 16 of this Agreement shall remain in full force and effect with respect to the Manager notwithstanding such termination.

Execution Version
(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties or upon settlement of the sale of all Shares in the aggregate in one or more offerings; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 7, 9, 10, 12, 14, 15 and 16 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall, subject to Section 6 hereof, settle in accordance with the provisions of Section 3(e) of this Agreement.

9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the officers of the Company and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and:

If sent to the Manager, will be mailed, telefaxed or transmitted by any standard form of telecommunications (including, for the avoidance of doubt, electronic email) to:

Evercore Group L.L.C.
55 East 52nd Street, 36th Floor
New York, New York 10055
Facsimile: 888-474-0200
Attention: Equity Capital Markets
E-mail: ecm.prospectus@evercore.com

with a copy to:

Morgan, Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, California 94304
Attention: Albert Lung
E-mail: Albert.Lung@morganlewis.com

If sent to the Company, will be mailed, telefaxed or transmitted by any standard form of telecommunications to:

Global Ship Lease, Inc.
c/o GSL Enterprises Ltd.
9 Irodou Attikou Street
Kifisia, Athens, Greece, 14561
Attention: Legal Department
Email: legalconfidential@technomar.gr

with a copy to:

Watson Farley & Williams LLP
120 West 45th Street | 20th Floor
New York, New York 10036
Attention: Filana Silberberg
E-mail: FSilberberg@wfw.com

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Execution Version
11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

12. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising it on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with the transactions contemplated by this Agreement or the process leading thereto.

13. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York without regard to the principles of conflicts of laws.

15. Consent to Jurisdiction; Waiver of Immunity. Each of the Company and the Manager agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 10 shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Manager irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

16. Waiver of Jury Trial. Each of the Company and Manager hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction hereof.

19. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that the Manager is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

Execution Version
(b) In the event that the Manager is a Covered Entity or a BHC Act Affiliate of the Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 19:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

20. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the most recently filed Interim Prospectus Supplement, if any, and (iv) any Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

Execution Version
“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Interim Prospectus Supplement” shall mean any prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time as provided by Section 4(t) of this Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement and the most recently filed Interim Prospectus Supplement (if any).

“Prospectus Supplement” shall mean the most recent prospectus supplement relating to the Shares contained in the Registration Statement and, if required by Rule 424, first filed pursuant to Rule 424(b) at or prior to the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Rule 158,” “Rule 163,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430B” and “Rule 433” refer to such rules under the Act.

[Signature Page Follows]

Execution Version
If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

Global Ship Lease, Inc.

By:	/s/ Thomas Lister
Name:	Thomas Lister
Title:	Chief Executive Officer

CONFIRMED AND ACCEPTED,
as of the date first written above:

Evercore Group L.L.C.

By:	/s/ Jack Eshelman
Name:	Jack Eshelman
Title:	Managing Director

[Signature Page to Equity Distribution Agreement]

Execution Version
SCHEDULE I

List of Subsidiaries
[Attached.]

Execution Version
	Name	Jurisdiction of Incorporation
1.	Global Ship Lease, Inc.	Republic of Marshall Islands
2.	GSL Rome LLC	Republic of Marshall Islands
3.	Poseidon Containers Holdings LLC	Republic of Marshall Islands
4.	K&T Marine LLC	Republic of Marshall Islands
5.	GSL Enterprises Ltd.	Republic of Marshall Islands
6.	GSL Legacy Holding LLC	Republic of Marshall Islands
7.	Knausen Holding LLC	Republic of Marshall Islands
8.	GSL Alcazar Inc.	Republic of Marshall Islands
9.	GSL Holdings, Inc.	Republic of Marshall Islands
10.	Global Ship Lease Investments, Inc.	Republic of Marshall Islands
11.	Aris Marine LLC	Republic of Marshall Islands
12.	Aphrodite Marine LLC	Republic of Marshall Islands
13.	Athena Marine LLC	Republic of Marshall Islands
14.	Hephaestus Marine LLC	Republic of Marshall Islands
15.	Pericles Marine LLC	Republic of Marshall Islands
16.	Zeus One Marine LLC	Republic of Marshall Islands
17.	Leonidas Marine LLC	Republic of Marshall Islands
18.	Odysseus Marine LLC	Republic of Marshall Islands
19.	Alexander Marine LLC	Republic of Marshall Islands
20.	Hector Marine LLC	Republic of Marshall Islands
21.	Ikaros Marine LLC	Republic of Marshall Islands
22.	Tasman Marine LLC	Republic of Marshall Islands
23.	Hudson Marine LLC	Republic of Marshall Islands
24.	Drake Marine LLC	Republic of Marshall Islands
25.	Triton Containers Holdings LLC	Republic of Marshall Islands
26.	Triton NB LLC	Republic of Marshall Islands
27.	Philippos Marine LLC	Republic of Marshall Islands
28.	Aristoteles Marine LLC	Republic of Marshall Islands
29.	Menelaos Marine LLC	Republic of Marshall Islands
30.	Odyssia Containers Holdings LLC	Republic of Marshall Islands
31.	Odyssia NB LLC	Republic of Marshall Islands
32.	Laertis Marine LLC	Republic of Marshall Islands
33.	Penelope Marine LLC	Republic of Marshall Islands
34.	Telemachus Marine LLC	Republic of Marshall Islands
35.	Global Ship Lease 30 LLC	Republic of Marshall Islands
36.	Global Ship Lease 31 LLC	Republic of Marshall Islands

Execution Version
	Name	Jurisdiction of Incorporation
37.	Global Ship Lease 32 LLC	Republic of Marshall Islands
38.	Global Ship Lease 33 LLC	Liberia
39.	Global Ship Lease 34 LLC	Liberia
40.	Global Ship Lease 35 LLC	Liberia
41.	Global Ship Lease 36 LLC	Liberia
42.	Global Ship Lease 38 LLC	Liberia
43.	Global Ship Lease 40 LLC	Liberia
44.	Global Ship Lease 41 LLC	Liberia
45.	Global Ship Lease 42 LLC	Liberia
46.	Global Ship Lease 43 LLC	Liberia
47.	Global Ship Lease 44 LLC	Liberia
48.	Global Ship Lease 45 LLC	Liberia
49.	Global Ship Lease 47 LLC	Liberia
50.	Global Ship Lease 48 LLC	Liberia
51.	Global Ship Lease 49 LLC	Liberia
52.	Global Ship Lease 50 LLC	Liberia
53.	Global Ship Lease 51 LLC	Liberia
54.	Global Ship Lease 52 LLC	Liberia
55.	Global Ship Lease 53 LLC	Liberia
56.	Global Ship Lease 54 LLC	Liberia
57.	Global Ship Lease 20 Limited	Hong Kong
58.	Global Ship Lease 21 Limited	Hong Kong
59.	Global Ship Lease 23 Limited	Hong Kong
60.	GSL Arcadia LLC	Liberia
61.	GSL Tegea LLC	Liberia
62.	GSL MYNY LLC	Liberia
63.	GSL Melita LLC	Liberia
64.	GSL Maria LLC	Liberia
65.	GSL Violetta LLC	Liberia
66.	GSL Dorothea LLC	Liberia
67.	Global Ship Lease 55 LLC	Liberia
68.	Global Ship Lease 57 LLC	Liberia
69.	Global Ship Lease 58 LLC	Liberia
70.	Global Ship Lease 59 LLC	Liberia
71.	Global Ship Lease 60 LLC	Liberia
72.	Global Ship Lease 61 LLC	Liberia

Execution Version
	Name	Jurisdiction of Incorporation
73.	Global Ship Lease 62 LLC	Liberia
74.	Global Ship Lease 63 LLC	Liberia
75.	Global Ship Lease 64 LLC	Liberia
76.	Global Ship Lease 65 LLC	Liberia
77.	Global Ship Lease 66 LLC	Liberia
78.	Global Ship Lease 67 LLC	Liberia
79.	Global Ship Lease 68 LLC	Liberia
80.	Global Ship Lease 69 LLC	Liberia
81.	Global Ship Lease 70 LLC	Liberia
82.	Global Ship Lease 71 LLC	Liberia
83.	Global Ship Lease 72 LLC	Liberia
84.	Global Ship Lease 73 LLC	Liberia
85.	Global Ship Lease 74 LLC	Liberia
86.	Global Ship Lease 75 LLC	Liberia
87.	GSL KALAMATA LLC	Liberia
88.	GSL KITHIRA HOLDING LLC	Liberia

Execution Version
SCHEDULE II
Form of Placement Notice

From: [ ]

[TITLE]

Global Ship Lease, Inc.

Cc: [ ]

To: Evercore Group L.L.C.

Subject: Evercore Group L.L.C.-At the Market Offering-Placement Notice

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement, dated August 16, 2024 (the “Agreement”), by and between Global Ship Lease, Inc., a Republic of the Marshall Islands Corporation (the “Company”) and Evercore Group L.L.C., I hereby request on behalf of the Company that Evercore Group L.L.C. sell up to [ ] shares of the Company’s Class A common shares, par value $0.01 per share (the “Shares”), at a minimum market price of $ per share[; provided that no more than [ ] Shares shall be sold in any one Trading Day (as such term is defined in Section 3 of the Agreement)]. Sales should begin [on the date of this Placement Notice] and end on [DATE] [until all Shares that are the subject of this Placement Notice are sold].

The Company acknowledges that, pursuant to Section 3(g) of the Agreement, it is deemed to have affirmed each representation and warranty contained in the Agreement at each Applicable Time and Settlement Date, as if such representation and warranty were made as of such date, and that pursuant to Section 3(h) of the Agreement, the Company may not request the sale of any Shares during any period in which the Company is, or could be deemed to be, in possession of material non-public information.